Exhibit 11.1

             Statement Regarding Computation of Per Share Earnings
                (In millions, except share and per share amounts)

                                      Quarter Ended           Six Months Ended
                                         June 30,                 June 30,
                                  -----------------------  ---------------------
                                    1999         1998        1999         1998
                                  --------     --------    --------     --------
Net income                        $   59.9     $   46.5    $   94.9     $   70.0

Weighted average number
of common shares outstanding
during each year - basic              95.7         82.4        94.9         82.1

Weighted average number of
common shares and common stock
equivalents outstanding during
each year -  diluted                  98.2         85.5        97.3         85.0
                                  --------     --------    --------     --------

Basic earnings per  share         $   0.63     $   0.56    $   1.00     $   0.85
                                  ========     ========    ========     ========

Diluted earnings per share        $   0.61     $   0.54    $   0.98     $   0.82
                                  ========     ========    ========     ========